Exhibit 99.1

ACCELRYS ANNOUNCES SECOND QUARTER FISCAL YEAR 2010

FINANCIAL RESULTS

San Diego, November 5, 2009 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended September 30, 2009.

“Year-over-year increases in operating income, cash and deferred revenue demonstrate another solid financial quarter for our business,” said Max Carnecchia, President and Chief Executive Officer of Accelrys. “From an operating standpoint, we are also pleased with our performance. We recently had a successful European User Group meeting and continued to innovate on the product front with the announced release of our Materials Studio 5.0 software suite. We also further validated our value to science-based companies outside the pharmaceutical industry by entering into an agreement to implement a large-scale agri-business solution built on our scientific business intelligence platform.”

Second Quarter 2010 Financial Results:

•	Revenue for the quarter ended September 30, 2009 decreased 1% to $20.0 million from $20.1 million for the same quarter of the previous year.

•

Non-GAAP net income was $3.3 million, or $0.12 per diluted share, for the current quarter compared to non-GAAP net income of $2.7 million, or $0.10 per diluted share, for the same quarter of the previous year.

•

GAAP net income was $1.8 million, or $0.07 per diluted share, for the current quarter compared to GAAP net income of $1.2 million, or $0.04 per diluted share, for the same quarter of the previous year.

Fiscal 2010 Year to Date Financial Results:

•	Revenue for the six months ended September 30, 2009 decreased 1% to $40.1 million from $40.4 million for the same period of the previous year.

•

Non-GAAP net income was $5.1 million, or $0.18 per diluted share, for the six months ended September 30, 2009 compared to non-GAAP net income of $4.9 million, or $0.18 per diluted share, for the same period of the previous year.

•

GAAP net income was $2.6 million, or $0.09 per diluted share, for the six months ended September 30, 2009 compared to GAAP net income of $1.3 million, or $0.05 per diluted share, for the same period of the previous year.

Recent Business and Financial Highlights:

•

Announced the Release of Materials Studio 5.0 software suite, a state-of-the-art modeling and simulation platform that transforms the efficiency and effectiveness of chemical and materials research. The new release includes a host of integrated product enhancements that deliver performance and usability improvements that increase research productivity and reduce time-to-innovation for industries including specialty chemicals, pharmaceuticals, consumer packaged goods, heavy manufacturing, and electronics. These new product capabilities are currently being used by Procter and Gamble, PQ Corporation, Taiyo Uden, and the Army Research Laboratory, USA.

•

Held our 2009 European User Group meeting in Barcelona, Spain, with strong attendance from customers across the globe, as well as speakers from the leading pharmaceutical and manufacturing industries, including AstraZeneca, Schering Plough, Pfizer, Unilever and Sanofi-Aventis.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income, net income, and net income per diluted share that exclude stock-based compensation expense, purchased intangible assets amortization and restructuring charges (recoveries). These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to

GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
GAAP Operating income	$1,846	$1,278	$2,924	$1,420
Stock-based compensation expense[1]	1,021	1,114	1,809	1,993
Purchased intangible asset amortization[2]	381	381	762	762
Restructuring charges (recoveries)[3]	17	8	(74)	850

Non-GAAP Operating income	$3,265	$2,781	$5,421	$5,025

GAAP Net income	$1,846	$1,227	$2,590	$1,313
Stock-based compensation expense[1]	1,021	1,114	1,809	1,993
Purchased intangible asset amortization[2]	381	381	762	762
Restructuring charges (recoveries)[3]	17	8	(74)	850

Non-GAAP Net income	$3,265	$2,730	$5,087	$4,918

GAAP Diluted net income per share	$0.07	$0.04	$0.09	$0.05
Stock-based compensation expense[1]	0.04	0.04	0.07	0.07
Purchased intangible asset amortization[2]	0.01	0.01	0.03	0.03
Restructuring charges (recoveries)[3]	—	—	—	0.03

Non-GAAP Diluted net income per share[4]	$0.12	$0.10	$0.18	$0.18

[1]	Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
Cost of revenue	$49	$106	$112	$204
Product development	229	253	451	476
Sales and marketing	292	312	458	468
General and administrative	451	443	788	845

Total stock-based compensation expense	$1,021	$1,114	$1,809	$1,993

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.
[3]	Restructuring charges (recoveries) are included in the restructuring charges (recoveries) line in our condensed consolidated statements of operations.
[4]	Earnings per share amounts for the three months ended September 30, 2008 and the six months ended September 30, 2009 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, November 5, 2009, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 393-7459 (+ (706) 643-4624 outside the United States) and enter the access code, 37307429, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (800) 642-1687 (+1 (706) 645-9291 outside the United States) and entering access code, 37307429, beginning 6:00 p.m. ET on November 5, 2009 through 11:59 p.m. ET on February 5, 2010.

About Accelrys:

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, visit its website at http://accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the Company’s products and prospects are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
Revenue	$19,988	$20,112	$40,129	$40,412
Cost of revenue	3,350	3,545	6,800	7,005

Gross profit	16,638	16,567	33,329	33,407

Operating expenses:
Product development	3,551	3,832	7,454	8,110
Sales and marketing	7,812	8,190	15,955	16,307
General and administrative	3,412	3,259	7,070	6,720
Restructuring charges (recoveries)	17	8	(74)	850

Total operating expenses	14,792	15,289	30,405	31,987

Operating income	1,846	1,278	2,924	1,420
Interest and other income, net	273	350	268	623

Income before taxes	2,119	1,628	3,192	2,043
Income tax expense	273	401	602	730

Net income	1,846	1,227	2,590	1,313

Net income per share
Basic	$0.07	$0.05	$0.09	$0.05

Diluted	$0.07	$0.04	$0.09	$0.05

Weighted average shares used to compute basic and diluted net income per share
Basic	27,503	27,094	27,403	26,992
Diluted	27,901	27,367	27,662	27,177

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2009	March 31, 2009
Assets
Cash, cash equivalents, and marketable securities[1]	$79,983	$81,769
Trade receivables, net	8,577	21,860
Other assets, net[2]	55,919	56,985

Total assets	$144,479	$160,614

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	10,661	15,427
Total deferred revenue[3]	42,181	57,224
Noncurrent liabilities, excluding deferred revenue	7,256	7,204
Total stockholders’ equity	84,381	80,759

Total liabilities and stockholders’ equity	$144,479	$160,614

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Marketable securities, net of current portion; and Restricted cash

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion